Exhibit 10.24


                          AGREEMENT TO PROVIDE SERVICES
                          -----------------------------


     THIS AGREEMENT TO PROVIDE SERVICES (the "Agreement") is entered into as of April 1, 1997 between McKowen Enterprises, Inc., a Colorado corporation ("Consultant") and Navidec, Inc., a Colorado corporation ("Navidec").

     Section 1. Engagement. Navidec hereby engages the Consultant as of the date set forth in Section 3 and the Consultant accepts such engagement, all upon the terms and conditions provided herein.

     Section 2. Independent Contractor Status. It is understood and agreed between the parties that Consultant is an independent contractor in the performance of each and every part of this Agreement. Consultant is not, for the purpose of this agreement, an employee or agent of Navidec and is not authorized to enter into agreements on behalf of Navidec or to bind Navidec. Navidec is interested only in the results obtained under this Agreement. No employment benefits, including bonuses, worker compensation, health, life or disability insurance, vacation pay or retirement benefits, shall be provided by Navidec to Consultant. Consultant shall be solely responsible for the payment of any income and self employment taxes which may be required to be paid. Consultant shall additionally be solely liable for all labor and expenses in connection with the performance of this Agreement, tools, equipment and supplies.

     Section 3. Term. This Agreement shall commence on the date hereof (the "Commencement Date") and shall continue for a period of six months from the Commencement Date.

     Section 4. Duties.

     (a) The Consultant shall provide Navidec with services related to the completion of the exercise of the warrants issued in Navidec's public offering. Additional services in this area include advice to Navidec relative to possible acquisitions of business(es) and financing in the form of either debt or equity to enhance Navidec's prospects on a going forward basis.

     (b) Consultant shall be available on an "as-needed" basis to conduct his duties hereunder, and shall be available to travel as necessary to effectively discharge such duties. Additionally, Consultant shall provide Navidec with periodic reports, however not less frequently than monthly, advising Navidec of its progress. Such reports shall include recommendations or other comments for improving the flow of information.

     Section 5. Compensation.

     (a) Consultant shall be paid a retainer of $20,000. Additionally, Consultant shall receive fees at the rate of $5000 per month as compensation for their duties hereunder. Navidec shall reimburse the Consultant for pre-approved travel and other expenses incurred on behalf of Navidec in connection with its duties hereunder.

     (b) As further compensation for transactions introduced to Navidec by Consultant or assigned in writing to Consultant by Navidec and closed on a success basis, the Consultant shall receive fees equal to 2-1/2 percent of any capital raised as a result of Consultant's efforts or 2-1/2 percent of the value of any business, merger or acquisition transaction as determined based on the net increase in tangible assets received by Navidec less all liabilities assumed by Navidec. Additionally, for each such transaction that closes, the Consultant shall receive the number of options equal to the fraction whereby the numerator shall be the value of the 2-1/2 percent fee to be received and the denominator shall be the closing sale price of Navidec's stock on the date of the closing of any transaction. The options shall be exercisable at the closing sales price of Navidec's stock on the date of the closing of the transaction being calculated. Any options granted pursuant to this Agreement shall be exercisable commencing six months after each grant and terminating five years from the date of each grant. The Consultant fees are represented to be within all SEC and NASD regulatory guidelines and if required by any regulatory body, Consultant agrees to adjust its fees down as necessary. Additionally, if Navidec is required to pay fees or commissions to any other parties as a result of any transaction for which a fee is due the Consultant hereby, the Consultant agrees that to the extent the total fees and commissions payable as a result of any transaction exceed a fair and reasonable standard, its fees and/or those of others will be adjusted down to fall within such a standard.

     Section 6. Indemnification. Consultant agrees to defend, indemnify and hold harmless Navidec from any and all costs and damages, including reasonable attorneys fees, incurred by Navidec as a result of the breach by Consultant of any provision of this Agreement. Navidec agrees to defend, indemnify and hold harmless Consultant from any and all costs and damages, including reasonable attorneys fees, incurred by Consultant as a result of the breach by Navidec of any provision of this Agreement.

     Section 7. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration shall be determined by a board of three arbitrators which shall take place in Denver, Colorado.



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



     Section 8. Miscellaneous.

     (a) Waiver and Amendment. Any term hereof may be amended, and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto.

     (b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement shall be held to be prohibited or invalid, such provision shall be ineffective only to the extent or such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     (c) Colorado Law Applicable. This Agreement shall be governed by and construed under the laws of the State of Colorado without regard to its conflicts of law rules.

     (d) Counterparts. This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (e) Notices. Any notice required under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or facsimile transmission to the number set forth below to the party to be notified or upon deposit with the United States Post Office by registered or certified mail, postage prepaid (or with an equivalent independent postal service) and addressed to the party at the address set forth below or at such other facsimile number or address as may be designated by a party by written notice to the other party:

                  To the Consultant:
                  2511 Mount Royal Drive
                  Castle Rock, CO 80104
                  Attention: John R. McKowen
                  Telecopier: (303) 688-9077

                  To Navidec:
                  14 Inverness Drive East
                  Suite F-116
                  Englewood, CO 80112
                  Telecopier: (303) 790-8845

     (f) No Implied Waiver. Failure to insist upon strict compliance with any provision hereof shall not be a waiver of such provision or any other provision hereof. Further, the waiver by either party hereto of a breach of any provision hereof by the other party shall not be construed to waive any subsequent breach by such party.


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


     (g) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether oral or written.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.



                                  McKOWEN ENTERPRISES, INC.


                                  By: /s/  John R. McKowen
                                      ------------------------------------------
                                           John R. McKowen
                                  Its:     President


                                  NAVIDEC, INC.

                                  By: /s/  Ralph Armijo
                                      ------------------------------------------
                                           Ralph Armijo
                                  Its:     President


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